Exhibit 99.1

                                DURLAND & COMPANY
                            CERTIFIED PUBLIC ACCOUNTS
                           A PROFESSIONAL ASSOCIATION
STEPHEN H.DURLAND          340 ROYAL PALM WAY, 3RD FLOOR   MEMBERS OF:
-----------------             PALM BEACH, FL   33480        FLORIDA INSTITUTE
ALSO CERTIFIED IN         (561) 822-9995 * FAX 822-9942     OF CPAS
CA, CO, GA, LA, MA,
MD, MS, NC, NJ, NY,
SC, TX, WI


30 March 2001



Elva, Inc.
West Palm Beach, FL   33401


Gentlemen:

We are unable to complete the audit of the financial statements of Elva, Inc. as of December 31, 2000 and for the year ended in time for the Company's Form 10-KSB to be filed timely, due to unforseen circumstances. We do expect to have it completed within two weeks. Thank you.


Sincerely,
/s/ Durland & Company, CPAs, P.A.
Durland & Company, CPAs, P.A.